EX-99.14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated December 15, 2008, of The Hartford Global Communications Fund, The Hartford Global Financial Services Fund, The Hartford Global Technology Fund and The Hartford Global Equity Fund included in the Annual Report to Shareholders for the year ended October 31, 2008, in this Registration Statement for the Hartford Mutual Funds, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” and to the incorporation by reference of our report, dated December 15, 2008, of the Hartford Mutual Funds, Inc. included in the October 31, 2008 Annual Report to Shareholders included in the Statement of Additional Information, dated March 1, 2009, of Hartford Mutual Funds, Inc. of which Statement of Additional Information is incorporated by reference in this Registration Statement for the Hartford Mutual Funds, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 13, 2009